Bear Stearns Series 2005-HE11
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	11,259,194.79	1,068,408.18	316,976,805.21
A-2	0	410,319.18	122,392,000.00
A-3	0	92,179.26	26,953,000.00
M-1	0	89,426.48	25,642,000.00
M-2	0	83,075.80	23,719,000.00
M-3	0	58,751.18	16,667,000.00
M-4	0	86,633.65	23,719,000.00
M-5	0	36,663.84	9,936,000.00
M-6	0	44,582.06	10,577,000.00
M-7	0	35,752.86	8,334,000.00
M-8	0	33,690.93	7,052,000.00
M-9	0	33,924.24	6,731,000.00